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                              [IBIS LETTERHEAD]


CONTACT:

Timothy Burns                               John P. Kehoe/Van Negris
Ibis Technology Corporation                 Kehoe, White, Savage & Company, Inc.
(508) 777-4247                              (212) 888-1616


FOR IMMEDIATE RELEASE
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              IBIS TECHNOLOGY CORPORATION APPOINTS ROBERT L. GABLE
                            TO ITS BOARD OF DIRECTORS


DANVERS, MA - August 15, 1997 - Ibis Technology Corporation (NASDAQ: IBIS), the leading supplier of SIMOX-SOI (Separation by Implementation of Oxygen/Silicon-on-Insulator) wafers to the semiconductor industry, today announced the appointment of Robert L. Gable to its Board of Directors.

Mr. Gable is Chairman and Chief Executive Officer of Unitrode Corporation (NYSE:
UTR) ("Unitrode"), a semiconductor integrated circuit manufacturer. Prior to joining Unitrode, he was President and Chief Executive Officer of Computervision Corporation, a New York Stock Exchange CAD/CAM Manufacturer. Mr. Gable had also previously held several executive positions of Kidde, Inc., a major conglomerate. He also is a Director and Trustee of several business, cultural and charitable organizations.

Dr. Geoffrey Ryding, President and Chief Executive Officer of Ibis Technology Corporation stated: "The addition of Bob Gable's business experience in the semiconductor industry provides our Board of Directors with an excellent business and operational perspective to compliment the existing technology and strategic capabilities of the members of our Board. We are pleased to welcome him to our team and are grateful for his commitment to Ibis."

Ibis Technology Corporation is an advanced materials company which supplies SIMOX-SOI wafers to the semiconductor industry. SIMOX-SOI wafers are silicon-on-insulator wafers which enable the production of integrated circuits with significant advantages over circuits constructed on bulk silicon or epitaxial wafers. The Company produces SIMOX-SOI wafers on advanced proprietary Ibis 1000 oxygen implantation equipment, utilizing proprietary processing technologies which the Company believes will enable it to produce SIMOX-SOI wafers for demanding high volume commercial applications.

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    Ibis Technology Corporation  32A Cherry Hill Drive  Danvers, MA 01923
         Telephone (508) 777-4247 or (508) 777-IBIS FAX (508) 777-6570
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